Exhibit 10.17

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is entered into effective as of, and contingent upon, the closing (the “Effective Date”) of the sale of the Company’s Common Stock pursuant to an effective registration statement of the Company filed under the Securities Act of 1933, by and between Jason Myers (“Executive”) and ArcherDX, Inc. (the “Company”).
Executive has been employed by the Company as its Chief Executive Officer pursuant to an offer letter with Enzymatics, Inc dated August 1, 2013, which was assigned to the Company (the “Prior Agreement”).
The Company desires to continue to employ Executive and, in connection therewith, to compensate Executive for Executive’s personal services to the Company; and
Executive wishes to continue to be employed by the Company and provide personal services to the Company in return for certain compensation.
Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:
1.Employment by the Company.
1.1At-Will Employment. Executive shall continue to be employed by the Company on an “at-will” basis, meaning either the Company or Executive may terminate Executive’s employment at any time, with or without Cause (as defined in Section 6.2(f) below), Good Reason (as defined in Section 6.2(e) below), or advance notice. Any contrary representations that may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at-will” nature of Executive’s employment with the Company, which may be changed only in an express written agreement signed by Executive and a duly authorized officer of the Company. Executive’s rights to any salary or cash bonus following a termination shall be only as set forth in Section 6.
1.2Position. Subject to the terms set forth herein, the Company agrees to continue to employ Executive and Executive hereby accepts such continued employment. Executive shall continue to serve as Chief Executive Officer. During Executive’s employment with the Company, and excluding periods of vacation and sick leave for which Executive is eligible, Executive shall devote all business time and attention to the affairs of the Company necessary to discharge the responsibilities assigned hereunder, and shall use commercially reasonable efforts to perform faithfully and efficiently such responsibilities.
1.3Duties. Executive will report to the Board of Directors and will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position as Chief Executive Officer, as shall reasonably be assigned to Executive by the Board of Directors. Executive shall perform Executive’s duties under this Agreement principally out of the Company’s corporate headquarters in Boulder, Colorado, or such other location as assigned. In addition, Executive shall make such business trips to such places as may be reasonably necessary or advisable for the efficient operations of the Company.
1.4Company Policies and Benefits. The employment relationship between the parties shall continue to be subject to the Company’s written personnel policies and procedures as they may be adopted, revised, or deleted from time to time in the Company’s sole discretion. Executive will continue to be eligible to participate on the same basis as similarly-situated employees in the Company’s benefit plans in effect from time to time during Executive’s employment. Subject to the preceding sentence, the Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
2.Compensation.
2.1Salary. Executive shall receive an annualized base salary of $415,000, subject to review and adjustment from time to time by the Company in its sole discretion, and payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (the “Base Salary”).
2.2Bonus.
(a)During Employment. Executive shall be eligible to receive an annual performance bonus (the “Annual Bonus”) with an annual target of up to 30% (the “Target Percentage”) of Executive’s then-current Base Salary (the “Target Bonus”). The Annual Bonus will be based upon the assessment by the Company’s Board of Directors (the “Board”) of Executive’s performance and the Company’s attainment of targeted goals (as set by the Company and confirmed by the Board in its reasonable good faith discretion) over the applicable calendar year.  The Annual Bonus, if any, will be subject to applicable payroll deductions and withholdings.  No amount of any Annual Bonus is guaranteed at any time, and, except as otherwise stated in Section 6.3, Executive must be an employee in good standing through the date the Annual Bonus is paid to be eligible to receive an Annual Bonus and no partial or prorated bonuses will be provided.  Any Annual Bonus, if awarded, will be paid at the same time annual bonuses are generally paid to other similarly-situated employees of the Company.  Executive’s eligibility for an Annual Bonus is subject to change in the discretion of the Board (or any authorized committee thereof).
(b)Upon Termination. Subject to the provisions of Section 6, in the event Executive leaves the employ of the Company for any reason prior to the date the Annual Bonus is paid, Executive is not eligible to earn such Annual Bonus, prorated or otherwise.
2.3Future Equity Awards. Executive remains eligible to be considered for future equity awards as may be determined by the Board or a committee of the Board in its discretion in accordance with the terms of any applicable equity plan or arrangement that may be in effect from time to time.

2.4Expense Reimbursement. The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
3.Confidential Information, Inventions, Non-Solicitation and Non-Competition Obligations. As a condition of Executive’s continued employment with the Company, Executive agrees to sign and abide by the EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT (the “Confidential Information Agreement”) attached hereto as Exhibit A, which contains restrictive covenants and prohibits unauthorized use or disclosure of the Company’s confidential information and trade secrets, among other obligations. The Confidential Information Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.
4.Outside Activities. Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s duties, and (iii) such other activities as may be specifically approved by the Board. This restriction shall not, however, preclude Executive (x) from owning less than one percent (1%) of the total outstanding shares of a publicly-traded company, or (y) from employment or service in any capacity with Affiliates of the Company. As used in this Agreement, “Affiliates” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act of 1933, as amended. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
5.No Conflict with Existing Obligations. Executive represents that Executive’s performance of all the terms of this Agreement and continued service as an employee of the Company do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith or with Executive’s duties to the Company.
6.Termination Of Employment. The parties acknowledge that Executive’s employment relationship with the Company continues to be at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause (as defined below) or advance notice. The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.
6.1Termination by Virtue of Death or Disability of Executive.
(a)In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder and Executive’s employment shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies and applicable law, provide to Executive’s legal representatives only the Accrued Obligations (as defined in Section 6.2(d) below) due to Executive.
(b)Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability (as defined below). Termination by the Company of Executive’s employment based on “Disability” shall mean termination because Executive is unable due to a physical or mental condition to perform the essential functions of Executive’s position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, Executive will not receive the CIC Severance Benefits (as defined below), the Non-CIC Severance Benefits (as defined below), or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies and applicable law, the Company will provide to Executive the Accrued Obligations due to Executive.
6.2Termination by the Company or Resignation by Executive (not in Connection with a Change in Control).
(a)The Company shall have the right to terminate Executive’s employment pursuant to this Section 6.2 at any time (subject to any applicable cure period stated in Section 6.2(f)) with or without Cause or advance notice, by giving notice as described in Section 7.1 of this Agreement. Likewise, Executive can resign from employment with or without Good Reason, by giving notice as described in Section 7.1 of this Agreement. Executive hereby agrees to comply with the additional notice requirements set forth in Section 6.2(e) below for any resignation for Good Reason. If Executive is terminated by the Company (with or without Cause) or resigns from employment with the Company (with or without Good Reason), then Executive shall be entitled to the Accrued Obligations (as defined below). In addition, if Executive is terminated without Cause or resigns for Good Reason at any time other than during the CIC Measurement Period (as defined below), and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and further provided that Executive executes and allows to become effective a separation agreement that includes, among other terms, a general release of claims in favor of the Company and its Affiliates and representatives, in the form presented by the Company (the “Separation Agreement”), and subject to Section 6.2(b) (the date that the general release of claims in the Separation Agreement becomes effective and may no longer be revoked by Executive is referred to as the “Release Date”), then Executive shall be eligible to receive the following severance benefits (collectively the “Non-CIC Severance Benefits”):
(i)The Company shall pay to Executive an amount equal to 12 months of Executive’s then current Base Salary, less standard payroll deductions and withholdings, paid in installments on the Company’s regular payroll dates; and
(ii)Provided Executive or Executive’s covered dependents, as the case may be, timely elects continued coverage under COBRA under the Company’s group health plans following such termination, the Company shall pay the COBRA premiums necessary to continue Executive’s and Executive’s covered dependents’ health insurance coverage in effect on the termination date until the earliest of: (1) 12 months following the termination date; (2) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3), (the “Non-CIC COBRA Payment Period”)). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the Non-CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholdings, for the remainder of the Non-CIC COBRA Payment Period. Nothing in this Agreement shall deprive Executive of Executive’s rights under COBRA or ERISA for benefits under plans and policies arising under Executive’s employment by the Company.
(b)Executive shall not receive the Non-CIC Severance Benefits pursuant to Section 6.2(a) unless Executive executes the Separation Agreement within the consideration period specified therein, which shall in no event be more than forty-five (45) days, and until the Separation Agreement becomes effective and can no longer be revoked by Executive under its terms. Executive’s ability to receive benefits pursuant to Section 6.2(a) is further conditioned upon Executive: (i) returning all Company property; (ii) complying with Executive’s post-termination obligations under this Agreement and the Confidential Information Agreement; (iii) complying with the Separation Agreement, including without limitation any non-disparagement and confidentiality provisions contained therein; and (iv) resignation from any other positions Executive holds with the Company (including a position on the Board), effective no later than Executive’s date of termination (or such other date as requested by the Board).
(c)The Company will not make any payments to Executive with respect to any of the benefits pursuant to Section 6.2(a) prior to the 60th day following Executive’s date of termination. On the first payroll date after the 60th day following Executive’s date of termination, and provided that Executive has delivered an effective Separation Agreement, the Company will make the first payment to Executive under Section 6.2(a)(i) and, in a lump sum, an amount equal to the aggregate amount of payments that the Company would have paid Executive through such date had the payments commenced on Executive’s date of termination through such 60th day, with the balance of the payments paid thereafter on the schedule described above, subject to any delay in payment required by Section 6.6.
(d)For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary through the date of termination and, if required by applicable law and the Company’s applicable policy as of the time of termination, any accrued but unused vacation through the date of termination, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan.
(e)For purposes of this Agreement, “Good Reason” means any of the following actions taken by the Company without Executive’s consent: (i) a material reduction in Executive’s Base Salary of at least 10% (unless pursuant to a salary reduction program applicable generally to the Company’s similarly-situated executives); (ii) a material reduction in Executive’s duties, authority and responsibilities relative to Executive’s duties, authority, and responsibilities in effect immediately prior to such reduction, provided, however, that neither the conversion of the Company to a subsidiary, division or unit of an acquiring entity in connection with a change in control, nor a change in title or Executive’s reporting relationships (such that Executive is no longer reporting to the Board of the acquiring entity following a change in control) will be deemed a “material reduction” in and of itself; or (iii) the relocation of Executive’s principal place of employment, without Executive’s consent, in a manner that lengthens his one-way commute distance by fifty (50) or more miles from his then-current principal place of employment immediately prior to such relocation; provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of his intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); (3) the Company has not, prior to receiving such notice from Executive, already informed Executive that his employment with the Company is being terminated; and (4) Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.
(f)For purposes of this Agreement, “Cause” for termination shall mean that the Company has determined in its sole discretion that the Executive has engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement or any other agreement between the parties; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct; (iii) any conduct which constitutes a felony under applicable law; (iv) a material violation of any Company policy or any act of misconduct; (v) refusal to follow or implement a clear and reasonable directive of Company; (vi) gross negligence or incompetence in the performance of Executive’s duties or failure to perform such duties in a manner satisfactory to the Company after the expiration of ten (10) days without cure after written notice of such failure; or (vii) breach of fiduciary duty.
(g)The benefits provided to Executive pursuant to this Section 6.2 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy, or program. For avoidance of doubt, Executive shall not be eligible for both CIC Severance Benefits and Non-CIC Severance Benefits.
(h)Any damages caused by the termination of Executive’s employment without Cause or for Good Reason would be difficult to ascertain; therefore, the Non-CIC Severance Benefits for which Executive is eligible pursuant to Section 6.2(a) above in exchange for the Separation Agreement is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.
(i)If the Company terminates Executive’s employment for Cause, or Executive resigns from employment with the Company without Good Reason, regardless of whether or not such termination is in connection with a Change in Control (as defined in the Company’s 2020 Equity Incentive Plan), then Executive shall be entitled to the Accrued Obligations, but Executive will not receive the Non-CIC Severance Benefits, the CIC Severance Benefits, or any other severance compensation or benefit.
6.3Termination by the Company without Cause or Resignation by Executive for Good Reason (in connection with a Change in Control).
(a)In the event that the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason within twelve (12) months following the effective date of a Change in Control (“CIC Measurement Period”), then Executive shall be entitled to the Accrued Obligations and, subject to Executive’s compliance with Section 6.2(b) above, Executive shall be eligible to receive the following severance benefits (collectively the “CIC Severance Benefits”), subject to the terms and conditions set forth in Section 6.3(b):
(i)The Company shall pay to Executive an amount equal to 24 months of Executive’s then current Base Salary, less standard payroll deductions and withholdings, paid in installments on the Company’s regular payroll dates;
(ii)Provided Executive or Executive’s covered dependents, as the case may be, timely elects continued coverage under COBRA under the Company’s group health plans following such termination, the Company shall pay the COBRA premiums necessary to continue Executive’s and Executive’s covered dependents’ health insurance coverage in effect on the termination date until the earliest of: (1) 18 months following the termination date; (2) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3), (the “CIC COBRA Payment Period”)). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the CIC COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholdings, for the remainder of the CIC COBRA Payment Period. Nothing in this Agreement shall deprive Executive of Executive’s rights under COBRA or ERISA for benefits under plans and policies arising under Executive’s employment by the Company;
(iii)The Company will pay an additional amount equivalent to 24 months of Executive’s Target Bonus, which is calculated using the full Target Bonus as defined in Section 2.2 and multiplied by 2, for the performance year in which Executive’s termination occurs. This amount will be payable subject to standard federal and state payroll withholding requirements and will be paid on the first payroll date after the 60th day following Executive’s date of termination, provided that Executive has delivered an effective Separation Agreement as of such date;
(iv)The Company will pay Executive an amount equal to the prorated portion of the Annual Bonus for the calendar year in which Executive’s termination occurs (calculated based on the number of days that have passed prior to Executive’s termination). This amount will be payable subject to standard federal and state payroll withholding requirements and will be paid on the first payroll date after the 60th day following Executive’s date of termination, provided that Executive has delivered an effective Separation Agreement as of such date; and
(v)Effective as of Executive’s termination date, the vesting and exercisability of all outstanding equity awards held by Executive immediately prior to the termination date shall be accelerated in full.
(b)The Company will not make any payments to Executive with respect to any of the benefits pursuant to Section 6.3(a) prior to the 60th day following Executive’s date of termination. On the first payroll date after the 60th day following Executive’s date of termination, and provided that Executive has delivered an effective Separation Agreement, the Company will (i) make the first payment to Executive under Section 6.2(a)(i) and, in a lump sum, an amount equal to the aggregate amount of payments that the Company would have paid Executive through such date had the payments commenced on Executive’s date of termination through such 60th day, with the balance of the payments paid thereafter on the schedule described above; and (ii) make the lump sum payments specified in Sections 6.3(a)(iii) and (iv), subject to any delay in payment required by Section 6.6.
(c)The benefits provided to Executive pursuant to this Section 6.3 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy, or program.

(d)Any damages caused by the termination of Executive’s employment without Cause or for Good Reason in connection with a Change in Control would be difficult to ascertain; therefore, the CIC Severance Benefits for which Executive is eligible pursuant to Section 6.3(a) above in exchange for the Separation Agreement is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.
6.4Cooperation With the Company After Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall reasonably cooperate with the Company in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other executives as may be designated by the Company.
6.5Effect of Termination. Executive agrees that should Executive’s employment be terminated for any reason, Executive shall be deemed to have resigned from any and all positions with the Company, including, but not limited to, a position on the Board and all positions with any and all subsidiaries and Affiliates of the Company.
6.6Application of Section 409A.
(a)It is intended that all of the compensation payable under this Agreement, to the greatest extent possible, either complies with the requirements of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) or satisfies one or more of the exemptions from the application of Section 409A, and this Agreement will be construed in a manner consistent with such intention, incorporating by reference all required definitions and payment terms.
(b)No severance payments will be made under this Agreement unless Executive’s termination of employment constitutes a Separation from Service. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.
(c)To the extent that any severance payments are deferred compensation under Section 409A, and are not otherwise exempt from the application of Section 409A, then, to the extent required to comply with Section 409A, if the period during which Executive may consider and sign the Separation Agreement spans two calendar years, the severance payments will not begin until the second calendar year. If the Company determines that the severance benefits provided under this Agreement constitutes “deferred compensation” under Section 409A and if Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance will be delayed as follows: on the earlier to occur of (a) the date that is six months and one day after Executive’s Separation from Service, and (b) the date of Executive’s death, the Company will: (i) pay to Executive a lump sum amount equal to the sum of the severance benefits that Executive would otherwise have received if the commencement of the payment of the severance benefits had not been delayed pursuant to this Section 6.6(c); and (ii) commence paying the balance of the severance benefits in accordance with the applicable payment schedule set forth in Sections 6.2 and 6.3. No interest shall be due on any amounts deferred pursuant to this Section 6.6(c).
(d)To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that compensation paid pursuant to the terms of this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.
6.7Excise Tax Adjustment.
(a)If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
(b)Notwithstanding any provision of this Section 6.7 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.
(c)Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control transaction, the Company shall appoint a nationally-recognized accounting or law firm to make the determinations required by this Section 6.7. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.
(d)If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 6.7(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 6.7(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 6.7(a), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.
7.General Provisions.
7.1Notices. Any notices required hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally-recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll or (if notice is given prior to Executive’s termination of employment) to Executive’s Company-issued email address, or at such other address as the Company or Executive may designate by ten (10) days’ advance written notice to the other.
7.2Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provisions had never been contained herein.

7.3Waiver. If either party should waive any breach of any provisions of this Agreement, Executive or the Company shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
7.4Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof and supersedes any prior oral discussions or written communications and agreements, including the Prior Agreement. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company.
7.5Counterparts. This Agreement may be executed by electronic transmission and in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
7.6Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
7.7Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon Executive’s death.
7.8Choice of Law. All questions concerning the construction, validity, and interpretation of this Agreement will be governed by the laws of the Delaware.
7.9Resolution of Disputes. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Executive’s employment with the Company or out of this Agreement, or the Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either the Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or the Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Executive Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address: https://www.jamsadr.com/rules-employment-arbitration/); provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy. The location for the arbitration shall be the Denver, Colorado area. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at the Executive’s option, Executive may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

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In Witness Whereof, the parties have executed this Employment Agreement on the dates set forth below.

ArcherDX, Inc.

By:	/s/ Steve Kafka
Name: Steve Kafka
Title: Executive Chairman

Date:	June 5, 2020

EXECUTIVE:

/s/ Jason Myers
Jason Myers

Date:	June 5, 2020

Exhibit A
EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT